                                                                   Exhibit 10(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-72239 of Merrill Lynch Global Balanced Fund (the "Fund") of Mercury Funds, Inc. on Form N-1A of our reports dated January 9, 2004, for the Fund and for Merrill Lynch Master Global Balanced Portfolio of Mercury Master Trust, both appearing in the November 30, 2003 Annual Report of the Fund, in the Statement of Additional Information, which is incorporated by reference in this Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 5, 2004